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                                                                   EXHIBIT 3.2.1

                    FIBREBOARD CORPORATION AND SUBSIDIARIES


                              AMENDMENT TO BYLAWS
                               December 10, 1996


     WHEREAS, Article FIFTH and Article EIGHTH of the Corporation's Restated Certificate of Incorporation expressly authorize the Board of Directors to amend the Bylaws of the Corporation to change the number of Directors of the Corporation,

     NOW THEREFORE, be it Resolved that the first sentence of Article 15(a) of the Bylaws of the Corporation shall be amended effective immediately, to read as follows:

     "Except as otherwise fixed by, or pursuant to the provisions of, Article FOURTH of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors of the Corporation shall be eight, subject to amendment in accordance with Article FIFTH of the Certificate of Incorporation."

     RESOLVED FURTHER, that the number of Directors in Class I shall be changed to three (3) effective immediately.